NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, July 31, 2020

LyondellBasell Reports Second Quarter 2020 Earnings

Second Quarter 2020 Highlights
•Net Income: $0.3 billion, $0.2 billion excluding LCM1
•Diluted earnings per share: $0.94 per share, $0.68 per share excluding LCM
•EBITDA: $0.8 billion, $0.7 billion excluding LCM
•Generated $1.3 billion in cash from operating activities
•Issued over $2.0 billion of bonds at the lowest coupon rates in company history
•Bolstered liquidity to $5.8 billion as of June 30, 2020

Comparisons with the prior quarter and second quarter 2019 are available in the following table:

Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Sales and other operating revenues	$5,546	$7,494	$9,048	$13,040	$17,826
Net income	314	144	1,003	458	1,820
Diluted earnings per share	0.94	0.42	2.70	1.36	4.88
Weighted average diluted share count	334	334	370	334	371
EBITDA (a)	760	646	1,579	1,406	3,007

Excluding LCM1

Net income	$226	$495	$1,003	$721	$1,820
Diluted earnings per share	0.68	1.47	2.70	2.15	4.88
LCM (benefits) charges, pre-tax	(96)	419	—	323	—
EBITDA	664	1,065	1,579	1,729	3,007

(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of net income to EBITDA, including and excluding LCM.

________________________
1 LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from certain financial information can be found under “Information Related to Financial Measures.”

LyondellBasell Industries (NYSE: LYB) today announced net income for the second quarter 2020 of $0.3 billion, or $0.94 per share. The second quarter 2020 included a $88 million non-cash, inventory valuation benefit and $11 million of integration costs, net of tax, that impacted earnings by $0.26 per share and $0.03 per share, respectively. Second quarter 2020 EBITDA was $0.8 billion, or $0.7 billion excluding LCM.

“LyondellBasell demonstrated the value of our core strengths in operational excellence, cost management and capital discipline by delivering resilient results despite declines in economic activity associated with the global response to COVID-19. Our Olefins & Polyolefins businesses continued to benefit from strong demand for polymers used in consumer-driven packaging and healthcare applications. As expected, our Intermediates & Derivatives, Refining and Advanced Polymer Solutions segments were impacted by significant reductions in demand for transportation fuels and polymers utilized in automotive manufacturing and other durable goods markets. We believe the pandemic-driven decline in demand bottomed during the second quarter. As the quarter progressed, demand and prices for polyethylene exports from North America improved and the U.S. ethane feedstock advantage returned during May and June with rebounding crude oil prices,” said Bob Patel, LyondellBasell CEO.

“The company applied our experience with the first quarter progression of events in Asia to nimbly manage our global businesses and generate $1.3 billion of cash from operating activities during an extremely challenging second quarter. We moved quickly to strengthen our balance sheet and bolster liquidity. With our substantial and highly efficient cash generation, LyondellBasell remains well-positioned to navigate through these volatile market conditions,” Patel said.

OUTLOOK

“Demand for our products is improving with increased economic activity. In June and July, we raised operating rates and prices in response to increased demand for North American polyethylene exports to Asia. With increased mobility and reductions in fuel inventories, we expect improving demand for our Refining and Oxyfuels & Related Products businesses. Similarly, our Advanced Polymer Solutions segment is benefiting from rebounding demand for our plastics used in automotive manufacturing.”

“We remain focused on delivering the strategy we outlined in our Investor Day last September. Our cash generation is strong. We expect the recent startup of our Hyperzone polyethylene capacity, the establishment of new Asian joint ventures and the integration of our A. Schulman acquisition will all add to our profitability. We accelerated our plans to reduce capital expenditures and are aggressively managing our inventories to prioritize liquidity and maximize cash flow. Our focus on funding the dividend while remaining committed to an investment grade balance sheet continues to be the foundation of our capital deployment strategy. Despite the volatile macro-economic environment, we believe LyondellBasell's leading portfolio, advantaged positions and disciplined approach will enable us to continue capturing opportunities and delivering resilient results through business cycles,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income	$107	$238	$504	$345	$888
EBITDA	248	366	635	614	1,151
LCM (benefits) charges, pre-tax	(38)	111	—	73	—
EBITDA excluding LCM (benefits) charges	210	477	635	687	1,151

Three months ended June 30, 2020 versus three months ended March 31, 2020 - EBITDA decreased $267 million versus the first quarter 2020, excluding a favorable variance of $149 million due to LCM inventory charges. Second quarter 2020 olefins results decreased about $230 million versus the first quarter 2020 driven by a decline in margin and volume. Ethylene margin decreased primarily due to lower co-product prices. Ethylene volume decreased due to lower demand. Polyolefins results decreased approximately $45 million due to lower margins and volumes as a result of reduced demand.

Three months ended June 30, 2020 versus three months ended June 30, 2019 - EBITDA decreased $425 million versus the second quarter 2019, excluding a favorable variance of $38 million due to a second quarter 2020 LCM inventory benefit. Compared with the prior period, olefins results decreased about $235 million driven by decreases in both margin and volume. Ethylene margin decreased primarily due to lower co-product prices. Ethylene volume decreased primarily due to lower demand. Polyolefin results decreased approximately $185 million driven by lower margins partially offset by a small increase in polyethylene volume. Margins declined primarily due to a spread decline in polyethylene over ethylene and polypropylene over propylene of about $280 per ton and $120 per ton, respectively.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income	$81	$135	$226	$216	$412
EBITDA	185	189	331	374	627
LCM charges, pre-tax	34	36	—	70	—
EBITDA excluding LCM charges	219	225	331	444	627

Three months ended June 30, 2020 versus three months ended March 31, 2020 - EBITDA decreased $6 million versus the first quarter 2020, excluding a favorable variance of $2 million due to LCM inventory charges. Second quarter 2020 olefins results decreased about $75 million versus the first quarter 2020 driven by decrease in margin and volume. Margin decreased with reductions in ethylene and co-product prices outpacing lower feedstock costs. Volume decreased following strong production in the prior quarter coupled with lower demand in the second quarter. Combined polyolefins results increased more than $20 million driven by improved margins partially offset by a decrease in polypropylene volumes related to reduced demand from automotive and other durable goods markets. Joint venture equity income increased approximately $55 million due to higher margins.

Three months ended June 30, 2020 versus three months ended June 30, 2019 - EBITDA decreased $112 million versus the second quarter 2019, excluding an unfavorable variance of $34 million due to second quarter 2020 LCM inventory charges. Compared to the prior period, olefins results decreased approximately $90 million due to lower margin and volume. Margin decreased driven by lower ethylene prices, partially offset by lower feedstock costs. Volume decreased due to lower demand. Combined polyolefins results decreased about $25 million primarily due to lower margins, partially offset by increased polyethylene volume.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income	$24	$131	$372	$155	$686
EBITDA	101	203	448	304	838
LCM charges, pre-tax	20	78	—	98	—
EBITDA excluding LCM charges	121	281	448	402	838

Three months ended June 30, 2020 versus three months ended March 31, 2020 - EBITDA decreased $160 million versus the first quarter 2020, excluding a favorable variance of $58 million due to LCM inventory charges. Second quarter 2020 Propylene Oxide & Derivatives results decreased about $55 million due to lower volumes driven by reduced demand from automotive, construction and furniture end markets. Intermediate Chemicals results were relatively unchanged. Oxyfuels & Related Products results decreased approximately $95 million with oxyfuels margins compressed by lower gasoline prices and volume declines due to lower demand for automotive fuels and isobutylene.

Three months ended June 30, 2020 versus three months ended June 30, 2019 - EBITDA decreased $327 million versus the second quarter 2019, excluding an unfavorable variance of $20 million due to second quarter 2020 LCM inventory charges. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $40 million driven by lower volumes due to reduced demand and lower margins. Intermediate Chemicals results decreased $130 million. Margin declined, primarily in styrene, and volumes were lower due to planned maintenance and reduced demand. Oxyfuels & Related Products results decreased about $145 million driven by lower margins due to lower gasoline prices. Volume declines due to reduced demand were muted by impacts from a third party terminal incident that reduced volumes during the first half of 2019.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income	$(83)	$70	$91	$(13)	$210
EBITDA	(44)	113	120	69	268
LCM charges, pre-tax	67	2	—	69	—
EBITDA excluding LCM charges	23	115	120	138	268

Three months ended June 30, 2020 versus three months ended March 31, 2020 - EBITDA decreased $92 million versus the first quarter 2020, excluding an unfavorable variance of $65 million due to LCM inventory charges. Second quarter 2020 integration costs related to the acquisition of A. Schulman were relatively unchanged, impacting the quarter by $16 million. Compared with the prior period, Compounding & Solutions results decreased approximately $75 million primarily driven by lower volumes due to the impact of decreased demand for polymer compounds from the automotive sector. Advanced Polymers results decreased about $10 million due to lower demand in construction and automotive end markets.

Three months ended June 30, 2020 versus three months ended June 30, 2019 - EBITDA decreased $97 million compared to the second quarter 2019, excluding an unfavorable variance of $67 million due to second quarter 2020 LCM inventory charges. Integration costs related to the acquisition were relatively unchanged in the second quarter 2020 versus the second quarter 2019. Compared with the prior period, Compounding & Solutions results decreased $85 million driven by lower automotive demand. Advanced Polymers results decreased approximately $10 million due to reduced demand.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income (loss)	$116	$(314)	$(110)	$(198)	$(169)
EBITDA	165	(272)	(66)	(107)	(81)
LCM (benefits) charges, pre-tax	(179)	192	—	13	—
EBITDA excluding LCM (benefits) charges	(14)	(80)	(66)	(94)	(81)

Three months ended June 30, 2020 versus three months ended March 31, 2020 - EBITDA increased $66 million versus the first quarter 2020, excluding a favorable variance of $371 million due to LCM inventory charges. Margin increased due to coke and sulfur co-product prices remaining stable relative to declining crude oil costs, hedge gains and the resumption of our fluid catalytic cracker operations in April, partially offset by a decrease in the Maya 2-1-1 industry benchmark crack spread of $3.95 per barrel to $13.27 per barrel. The Houston Refinery operated at 237,000 barrels per day, 11,000 barrels per day higher than prior period.

Three months ended June 30, 2020 versus three months ended June 30, 2019 - EBITDA increased $52 million versus the second quarter 2019, excluding a favorable variance of $179 million due to second quarter 2020 LCM benefit. Margin increased due to coke and sulfur co-product prices maintaining relative to crude price and hedge gains, partially offset by a decrease in the Maya 2-1-1 industry benchmark crack spread of $5.73 per barrel. Crude throughput decreased by 24,000 barrels per day due to unplanned maintenance in the first weeks of April 2020 and rate reductions in the second quarter 2020 in response to low demand for refined products.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Operating income	$104	$47	$96	$151	$169
EBITDA	112	56	107	168	190
LCM charges, pre-tax	—	—	—	—	—
EBITDA excluding LCM charges	112	56	107	168	190

Three months ended June 30, 2020 versus three months ended March 31, 2020 - EBITDA increased $56 million versus the first quarter 2020 primarily due to an increase in licensing revenue. Catalyst volumes increased in the second quarter due to customers stocking inventories early in the pandemic.

Three months ended June 30, 2020 versus three months ended June 30, 2019 - EBITDA increased $5 million versus the second quarter 2019. Catalyst volumes and margins increased due to customers stocking inventories early in the pandemic, partially offset by a decrease in licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $588 million during the second quarter 2020. Our cash and liquid investment balance was $3 billion at June 30, 2020. There were 334 million common shares outstanding as of June 30, 2020. The company paid dividends of $350 million during the second quarter 2020.

Reconciliations and Additional Information
Quantitative reconciliations of net income, the most comparable GAAP measure, to EBITDA are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call July 31 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Michael McMurray and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 1-800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 1:00 p.m. EDT July 31 until September 1 at 9:59 a.m. EDT. The replay dial-in numbers are 1-800-879-4299 (U.S.) and 1-203-369-3561 (international). The passcode for each is 7410.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies.  In 2020, LyondellBasell was named to Fortune magazine's list of the “World's Most Admired Companies” for the third consecutive year. More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; the impacts of the COVID-19 pandemic in geographic regions or markets served us, or where our operations are located, including the risk of prolonged recession; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures' products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of our Form 10-K for the year ended December 31, 2019, and our Form 10-Q for the quarter ended March 31, 2020, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission's website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

The non-GAAP measures we have presented include EBITDA, EBITDA excluding LCM and diluted earnings per share excluding LCM. EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA exclusive of adjustments for “lower of cost or market” (“LCM”), which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which reduces the value of inventory to market value. This adjustment is related to the recent decline in pricing for many of our raw material and finished goods inventories. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover.

Additional operating and financial information, including reconciliations of non-GAAP measures to the most directly comparable GAAP measure, may be found in Table 9 at the end of this release and on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2019					2020
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,111	$2,114	$2,137	$2,073	$8,435	$1,792	$1,433	$3,225
Olefins & Polyolefins - EAI	2,535	2,505	2,309	2,155	9,504	2,224	1,702	3,926
Intermediates & Derivatives	1,894	2,062	2,046	1,832	7,834	1,770	1,157	2,927
Advanced Polymer Solutions	1,339	1,258	1,186	1,067	4,850	1,096	705	1,801
Refining	1,882	2,180	2,134	2,055	8,251	1,448	919	2,367
Technology	141	173	146	203	663	122	177	299
Other/Eliminations	(1,124)	(1,244)	(1,236)	(1,206)	(4,810)	(958)	(547)	(1,505)
Continuing operations	$8,778	$9,048	$8,722	$8,179	$34,727	$7,494	$5,546	$13,040

Operating income (loss):
Olefins & Polyolefins - Americas	$384	$504	$524	$365	$1,777	$238	$107	$345
Olefins & Polyolefins - EAI	186	226	202	59	673	135	81	216
Intermediates & Derivatives	314	372	314	249	1,249	131	24	155
Advanced Polymer Solutions	119	91	67	13	290	70	(83)	(13)
Refining	(59)	(110)	(52)	(19)	(240)	(314)	116	(198)
Technology	73	96	73	132	374	47	104	151
Other	—	(2)	(4)	(1)	(7)	(3)	(10)	(13)
Continuing operations	$1,017	$1,177	$1,124	$798	$4,116	$304	$339	$643

Depreciation and amortization:
Olefins & Polyolefins - Americas	$115	$117	$118	$120	$470	$124	$133	$257
Olefins & Polyolefins - EAI	53	52	51	52	208	53	53	106
Intermediates & Derivatives	72	74	75	74	295	70	74	144
Advanced Polymer Solutions	29	30	32	42	133	44	39	83
Refining	43	44	41	41	169	42	49	91
Technology	10	11	10	6	37	9	8	17
Continuing operations	$322	$328	$327	$335	$1,312	$342	$356	$698

EBITDA:(a)
Olefins & Polyolefins - Americas	$516	$635	$653	$498	$2,302	$366	$248	$614
Olefins & Polyolefins - EAI	296	331	291	144	1,062	189	185	374
Intermediates & Derivatives	390	448	390	329	1,557	203	101	304
Advanced Polymer Solutions	148	120	102	54	424	113	(44)	69
Refining	(15)	(66)	(6)	22	(65)	(272)	165	(107)
Technology	83	107	83	138	411	56	112	168
Other	10	4	—	(13)	1	(9)	(7)	(16)
Continuing operations	$1,428	$1,579	$1,513	$1,172	$5,692	$646	$760	$1,406

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$276	$257	$295	$271	$1,099	$204	$190	$394
Olefins & Polyolefins - EAI	64	39	45	65	213	42	34	76
Intermediates & Derivatives	179	238	317	330	1,064	353	305	658
Advanced Polymer Solutions	16	11	14	18	59	13	10	23
Refining	43	53	41	12	149	16	21	37
Technology	17	17	26	34	94	30	26	56
Other	4	7	4	1	16	2	2	4
Continuing operations	$599	$622	$742	$731	$2,694	$660	$588	$1,248

(a) See Table 9 for the reconciliation of net income to EBITDA, including and excluding LCM.

Table 9 - Reconciliation of Net Income to EBITDA, including and excluding LCM
	2019					2020
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Total
Net income (a)(b)	$817	$1,003	$965	$612	$3,397	$144	$314	$458
add: LCM charges (benefits), after-tax	—	—	—	25	25	351	(88)	263
Net income excluding LCM charges (benefits)	817	1,003	965	637	3,422	495	226	721
less: LCM (charges) benefits, after-tax	—	—	—	(25)	(25)	(351)	88	(263)
Net income	817	1,003	965	612	3,397	144	314	458
Loss (income) from discontinued operations, net of tax	—	3	4	—	7	(1)	1	—
Income from continuing operations(a)(b)	817	1,006	969	612	3,404	143	315	458
Provision for (benefit from) income taxes(b)	203	169	136	140	648	75	(32)	43
Depreciation and amortization	322	328	327	335	1,312	342	356	698
Interest expense, net	86	76	81	85	328	86	121	207
add: LCM charges (benefits), pre-tax	—	—	—	33	33	419	(96)	323
EBITDA excluding LCM charges (benefits)	1,428	1,579	1,513	1,205	5,725	1,065	664	1,729
less: LCM (charges) benefits, pre-tax	—	—	—	(33)	(33)	(419)	96	(323)
EBITDA(c)	$1,428	$1,579	$1,513	$1,172	$5,692	$646	$760	$1,406

(a) The first quarter of 2019, second quarter of 2019, third quarter of 2019, fourth quarter of 2019, first quarter of 2020 and second quarter of 2020 include after-tax charges of $12 million, $15 million, $33 million, $29 million, $13 million and $11 million, respectively, for integration costs associated with our 2018 acquisition of A. Schulman.

(b) The third quarter of 2019 includes a non-cash benefit of $85 million, from the release of unrecognized tax benefits and associated accrued interest.
(c) EBITDA for the first quarter of 2019, second quarter of 2019, third quarter of 2019, fourth quarter of 2019, first quarter of 2020 and second quarter of 2020 include pre-tax charges of $16 million, $19 million, $43 million, $38 million, $14 million and $16 million, respectively, for integration costs associated with our 2018 acquisition of A. Schulman.